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                                                                    EXHIBIT 10.8

                                  OFFER LETTER


The following offer of employment (the "Offer Letter"), dated as of February 26, 1999, describes the binding agreement between Charles Herington (the "Executive") and America Online, Inc. ("AOL") with regard to the terms and provisions of the Executive's emp1oyment by AOL and secondment to AOL Latin America LLC ("AOL-LA") to serve as the Chief Executive Officer of AOL-LA and as managing director of Tesjuates, S.L. (the "JV Company"), each jointly owned by Federal Communications S.A. and Pan Latin Ventures C.V. (the "Joint Venture").

Position:           Upon secondment to AOL-LA, the Executive shall be appointed to the position of Chief Executive Officer of AOL-LA. AOL reserves the right to transfer the employment of the Executive to AOL-LA, subject to the assumption by the Joint
                    Venture of the obligations of AOL set forth herein.

Effective Date:     February 26, 1999 (the "Effective Date").

Office Location:    South Florida.

Term of Agreement:  The Executive's employment by AOL is at will and may be terminated by either the Executive or the company at any time; with or without Cause.

Base Salary:        US$350,000 per year starting January 13, 1999, payable in
                    accordance with the ordinary payroll practices of AOL but no less often than monthly.

Signing Bonus:      US$200,000 cash on the Effective Date and US$200,000 cash on the first anniversary of the Effective Date. In the event that the Executive leaves the company prior to the first anniversary of the Effective Date then the Executive must reimburse AOL the full US$200,000 initial signing bonus.

Annual Bonus
Opportunity:        50% of annual base salary, if the Joint Venture attains100%
                    the target set forth in Attachment A (or such otter target as is mutually agreed by the parties) in the applicable fiscal year (the "Tier I Target");

                    70% of annual base salary, if the Joint Venture attains 120% of the Tier I Target (the "Tier II Target'); and

                    130% of annual base salary, if the Joint Venture attains 150% of the Tier I Target (the "Tier III Target").

                    Bonuses payable for performance levels in excess of the Tier 1 Target but less than the Tier II Target shall be based on a linear interpolation between
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                    the Tier I Target bonus and the potential Tier II Target
                    bonus. Bonuses payable for performance levels in excess of the Tier II Target but less than the Tier III Target shall be based on a linear interpolation between the Tier II Target bonus and the potential Tier III Target bonus.

                    Notwithstanding the foregoing, a bonus shall be paid if the Joint Venture attains in excess of 85% of the Tier I Target (the "Minimum Bonus Threshold"). Bonuses payable for performance levels that exceed the Minimum Bonus Threshold but do not achieve the Tier I Target shall be based on a linear interpolation between 0% of the annual base salary at the Minimum Bonus Threshold and the potential Tier I Target bonus.

                    The target objectives will include, among others, timely and successful launch of the AOL service in the three core markets, target subscriber acquisitions for each of the core markets and overall management of the Joint Venture's cash expenditures and finances over each 12-month period, such target objectives to be agreed following steering committee approval of the annual business plan. The first bonus year will be the fiscal year beginning July 1,1999.

Equity
Compensation:       On the Effective Date and subject to the terms of AOL's non-
                    qualified stock option plan and agreement, the Executive will be granted an option to purchase US$2,000,000 of AOL common stock based on the NYSE closing price per share on the Effective Date. These shares will vest equally on the first, second and third anniversaries of the Effective Date.

                    On each of January 13, 2000, January 13, 2001, January 13, 2002 and January 13, 2003, provided that the Executive's employment has been transferred to the Joint Venture prior to the date of the grant and that the Executive continues to be employed by the Joint Venture on each such date, the Executive will be granted stock options to purchase:

                    (i) US$2,000,000 of Joint Venture common stock based on the fair market value on each such date as reasonably determined by the Joint Venture, vesting on the third anniversary of the date of grant; or

                    (ii) in the event and only in the event that the Joint
                         Venture has failed to adopt a stock option plan as of the date of grant, the Executive's employment will not be transferred to the Joint Venture and, provided that the Executive continues to be employed by AOL on each such date, the Executive will receive US$2,000,000 of AOL common stock based on the NYSE closing price per share on each such date, vesting on the third anniversary of the date of grant.

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                    Subject to the terms set forth under the Termination
                    provisions below, the stock options shall have a 10-year term.

                    Upon the transfer of the employment of the Executive to AOL-LA, and for so long as the Executive is employed by AOL-LA, any unexercised AOL stock options shall continue to vest, and any vested AOL stock options shall continue to be exercisable, on the same basis as if the Executive continued to be employed by AOL.

Benefits:           The Executive will participate in all welfare and pension
                    benefit programs maintained by AOL (other than the AOL
                    401(k) plan and the AOL employee stock purchase plan). In the event the level of health or life insurance coverage of such programs are substantially less favorable to that currently provided the Executive, AOL will provide him with a payment sufficient to enable the Executive to obtain such coverage shortfall, provided, that the aggregate cost of such additional coverage shall not exceed US$5,000 per year.

Perquisites:        Country Club Fees. AOL will pay the one time annual fee of
                    -----------------
                    US$5,900 associated with the purchase of the Executive's share in his current country club. In addition, during the term of the Executive's employment the Joint Venture will pay the Executive's annual country club dues of US$11,000, as adjusted from time to time.

                    Automobile Allowance. The Executive will be reimbursed for
                    --------------------
                    actual automobile expenses incurred in an amount of up to US$30,000 per year.

                    Tax and Financial Advice. The Executive will receive an
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                    additional payment of up to US$5,000 per year for personal tax and financial planning.

                    Vacation.  The Executive will be entitled to four weeks paid
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                    vacation each year.

Termination:        Termination by Employer without Cause.  The Executive shall
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                    receive the severance benefits set forth in this section in the event the Executive's employment is terminated by the Joint Venture without "Cause" (as hereinafter defined). If such termination occurs prior to the second anniversary of the Effective Date, during the thirty six month period following such termination, the Executive will continue to receive his base salary, payable at the same time and in the same manner as if the Executive's employment had continued and he shall be eligible for COBRA coverage. In addition, the Executive shall receive a pro-rata portion of the target bonus for the fiscal year during which termination occurs, payable following the end of such fiscal year. If such termination occurs on or after the second anniversary of the Effective Date, the

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                    Executive will receive his salary and COBRA coverage for a period of twenty-four months after such termination. The Executive shall receive a pro-rata portion of the target bonus for the fiscal year during which termination occurs, payable following the end of such fiscal year. In addition, the Executive will continue to vest with respect to previously granted stock options as if his employment had continued during such applicable severance payment period. Any such severance benefits will be reduced by the amount of income earned by the Executive during such severance payment period.

                    "Cause" shall mean either of the following circumstances:
                    (i) the Executive's willful violation of material Joint Venture policy, which violation is not cured by the Executive within thirty days after he is provided with written notice of such violation by the board of directors of the Joint Venture (the "Board"); (ii) the Executive's failure to comply with the lawful direction of the Board;
                    (iii) the commission by the Executive of a material act of dishonesty or fraud; or (iv) the Executive's conviction or plea of no contest to a felony.

                    Termination for Cause. The Executive will receive no
                    ---------------------
                    payments from the Joint Venture other than amounts accrued and owing to him as of the termination date. All unexercised stock options, whether vested or unvested, shall immediately lapse and become void.

                    Other Termination or Resignation.  In the event that the
                    --------------------------------
                    Executive's employment terminates for any reason, other that those listed above; he shall be entitled to retain his vested stock options. All his unvested stock options shall immediately lapse and become void.

                    Terms Applicable to Termination for Any Reason. In the event
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                    that the Executive's employment terminates for any reason, he will receive his base salary through the date of termination. The Executive will not receive any further grants of stock options after the termination date. Vested stock options must be exercised by the Executive within a certain period after the termination date or after such options become vested, as the case may be, in accordance with the applicable stock option plan and stock option agreement.

Protection of the
Interest of the
Joint Venture:      Concurrent with the execution of this Offer Letter, the
                    Executive will execute a confidential non-disclosure agreement, which employee acknowledges contains restrictive covenants prohibiting the Executive from competing with AOL or the Joint Venture and from soliciting their respective employees or customers for a period equal to the greater of
                    (i) the period during which the Executive is receiving regular or severance

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                    payments and (ii) the period ending two years following his termination or resignation of employment for any reason.

This Offer Letter maybe executed by the parties hereto in counterparts, each of which shall be deemed an original, but which shall taken together constitute one and the same document.

     IN WITNESS WHEREOF, the parties have signed this Term Sheet dated as of the date first set forth above.


                                    AMERICA ONLINE, INC.



                                    By:     /s/ Shari Jernstrom
                                            -------------------
                                    Name:   Shari Jernstrom
                                            ---------------
                                    Title:  Human Resources Director
                                            ------------------------
                                            AOL International
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Acknowledged and Agreed:



/s/ Charles M. Herington
------------------------
Charles Herington

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